EXHIBIT 5.1

[ALLERGAN, INC. LETTERHEAD]

August 3, 2004

Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612

Attention: Board of Directors

Re: Registration Statement on Form S-8 for 250,000 shares of Common Stock

Ladies and Gentlemen:

     I am the Executive Vice President, General Counsel and Secretary of Allergan, Inc., a Delaware corporation (the “Company”), and in such capacity have participated in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of 250,000 shares of common stock, $.01 par value per share (the “Shares”) of the Company. Such Shares are issuable as needed pursuant to the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan (formerly known as the 1989 Nonemployee Director Stock Plan) (the “Plan”).

     In my capacity as the Company’s General Counsel, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock and, for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

     I, or other employees under my supervision, have made such legal and factual examinations, including an examination, among other things, of originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the basis of my opinion hereinafter expressed. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.

     I am admitted to practice law in the State of California; however, I am generally familiar with the Delaware General Corporation Law as presently in effect, and have made such inquiries as I consider necessary to render the opinions set forth herein relating to Delaware law. I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state. I express no opinion as to matters of conflict or choice of law. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

     Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, collection of required payment for each Share in excess of the par value thereof, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

     This opinion is rendered only to the Company and is solely for the Company in connection with the transactions covered hereby.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
By:	/s/ DOUGLAS S. INGRAM
Douglas S. Ingram
Executive Vice President, General Counsel and Secretary of Allergan, Inc.

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